Cellegy Renegotiates Tostrex® EU License and Distribution Agreement with ProStrakan Group plc

Huntingdon Valley, PA - January 19, 2006 - Cellegy Pharmaceuticals, Inc. (OTC BB: CLGY.OB) announced today that it has renegotiated its European Union license and distribution agreement for its product, Tostrex®, with its licensee, ProStrakan Group plc. Tostrex is a 2% topical testosterone gel indicated for the treatment of male hypogonadism. In December 2004, the product was approved by the Swedish Medical Products Agency (MPA) for sale in Sweden.

Under the terms of the amended agreement, ProStrakan will assume responsibility for all manufacturing and other product support functions and will purchase the product directly from the manufacturer rather than purchasing from Cellegy under the terms of the original agreement. Cellegy will continue to receive milestones and royalties as set forth in the original agreement. Cellegy will benefit from reduced infrastructure costs by having its partner take over manufacturing responsibilities.

In July 2004, Cellegy and ProStrakan entered into an exclusive license agreement for the commercialization of Tostrex® (branded Fortigel™ in the United States) in Europe. In September 2005, the product was launched in Sweden, by ProStrakan. ProStrakan will be applying for further approvals of Tostrex throughout the European Union, under the Mutual Recognition Procedure.

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention; and, gastrointestinal disorders. Savvy® (C31G vaginal gel), a novel microbicide gel product for contraception and the reduction in transmission of HIV in women, is currently undergoing Phase 3 clinical studies in the United States and Africa.

CellegesicTM (nitroglycerin ointment), branded Rectogesic® outside the United States, is approved and is being marketed in the United Kingdom by ProStrakan, for the treatment of pain associated with chronic anal fissures. A similar formulation of Rectogesic is currently being sold in Australia, New Zealand, Singapore and South Korea.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; the timing and outcome of the FDA Advisory Committee that will review the Cellegesic NDA and the timing and outcome of FDA action following that review; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.: Richard C. Williams Chairman and Interim CEO (650) 616-2200 www.cellegy.com	Robert J. Caso Vice President, Finance & CFO (215) 914-0900 Ext. 603

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